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------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response........ 0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Foy,          John              M.            The Cronos Group (CRNS)                          to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------       Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS Identification      4. Statement for      ----              ---
    444 Market Street, 15th Floor                 Number of Reporting        Month/Year          X  Officer           Other (specify
--------------------------------------------      Person, if an entity       January 2001       ----              --- below)
                  (Street)                        (Voluntary)             -------------------   (give title below)
    San Francisco,  CA       94111                                        5. If Amendment,           Senior Vice President
-------------------------------------------                                  Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                          ------------------- 7. Individual or Joint/Group Filing
                                                                                                 (check applicable line)
                                                                                                  X    Form filed by One
                                                                                                 ----  Reporting Person
                                                                                                       Form filed by More Than
                                                                                                 ----  One Reporting Person

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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/     -------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)    Code    V       Amount  (A) or  Price                           (Instr. 4)
                                                                    (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3/99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-   3. Trans-  4. Trans-    5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                 sion or      action     action       Derivative       cisable and     of Underlying         of
   (Instr. 3)               Exercise     Date       Code         Securities       Expiration      Securities            Deriv-
                            Price of     (Month/    (Instr. 8)   Acquired (A)     Date            (Instr. 3 and 4)      ative
                            Deriv-       Day/                    or Disposed      (Month/Day/                           Secur-
                            ative        Year)                   of (D) (Instr.   Year)                                 ity
                            Security                             3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Employee Stock Option                                                                             Common
(Right to Buy)              $4.875      1/9/01      A    V    15,000            (1)    1/9/11     Stock   15,000
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   15,000                  D
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Explanation of Responses:

(1) The options vest in four equal annual installments beginning on January 9, 2002.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ JOHN M. FOY               2/07/01
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ----------------------------- -------
                                                                                            **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
    If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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